Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-118970 and in Post-effective amendment No. 2 to Registration Statement Nos. 333-108319, 333-111442 and 333-114661 of Transgenomic, Inc. of our report dated March 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s receipt of a waiver of the borrowing base limit on its existing line of credit and a convertible note agreement in the first quarter of 2004 and the Company’s change in method of accounting for goodwill and other intangible assets in connection with the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002) appearing in the Annual Report on Form 10-K of Transgenomic, Inc. for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

November 23, 2004